Exhibit 99.1

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL ANNOUNCES

FOURTH QUARTER EARNINGS RELEASE, CHANGE IN

LEASE ACCOUNTING AND UPDATED 2005 OUTLOOK

February 15, 2005 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today announced plans to release its fourth quarter and year end 2004 results on March 9, 2005 after the market closes. In conjunction with the release, Crown Castle has scheduled a conference call for March 10, 2005, 9:30 a.m. eastern time. The conference call may be accessed by dialing 303-262-2130 and asking for the Crown Castle call at least 10 minutes prior to the start time or live over the Internet by logging on to the web at www.crowncastle.com.

A telephonic replay of the conference call will be available from 11:30 a.m. eastern time on March 10, 2005, through 11:59 p.m. eastern time on March 17, 2005, and may be accessed by dialing 303-590-3000 using passcode 11024424#. An audio archive will also be available on Crown Castle’s website at www.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

REVIEW OF LEASE ACCOUNTING

In consultation with its external auditors, Crown Castle is reviewing certain non-cash items relating to its lease accounting practices as a result of a public letter issued by the SEC to the American Institute of Certified Public Accountants on February 7, 2005 clarifying the interpretation of existing accounting literature applicable to certain leases and leasehold improvements. Similar to other companies that operate properties on long-term ground leases, Crown Castle will adjust its method of accounting for tenant leases, ground leases and depreciation. Crown Castle expects to complete its review of this matter and its impact on 2004 and prior years’ financial statements before releasing fourth quarter and full year 2004 results.

News Release continued:

Crown Castle believes that the aggregate amount of the expected corrections will be material to the 2004 financial statements. Therefore, Crown Castle will amend the appropriate filings with the SEC to include restated financial statements for the two-year period ended December 31, 2003 and for the first three quarters of 2004 to reflect these corrections in the proper periods.

The corrections will be non-cash adjustments primarily attributable to increases in site rental revenue, ground rent and depreciation expense. The adjustments will not affect historical or future cash flow or the timing of payments under related leases. Moreover, any corrections should result in non-cash adjustments and are not expected to have any impact on cash balances, compliance with any financial covenant or debt instrument, or the current economic value of Crown Castle’s leaseholds and its tower assets.

Historically, Crown Castle has calculated straight-line ground rent expense using the current lease term (typically 5 to 10 years) without regard to renewal options. Further, Crown Castle depreciated all tower assets over a 20-year useful life, without regard to the underlying ground lease because of its historical experience in successfully renewing ground leases prior to expiration. As a result of this accounting adjustment, Crown Castle will calculate its straight-line ground lease expense using a time period that equals or exceeds the time period used for depreciation. The result of any depreciation correction will shorten the depreciable lives of certain tower assets that have ground leases shorter than 20 years.

2005 OUTLOOK

Crown Castle believes any corrections in its accounting treatment of leases will affect its 2005 Outlook, but such corrections are expected to only affect non-cash elements of the financial statements. Crown Castle’s updated 2005 Outlook is detailed in the following paragraphs and tables.

The following statements and outlook tables are based on current expectations and assumptions and assume a US dollar to Australian dollar exchange rate of 0.73 US dollars to 1.00 Australian dollar. This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein are set forth below and in Crown Castle’s filings with the SEC.

Crown Castle has adjusted its 2005 Outlook for Site Rental Cost of Operations from between $175 million and $185 million to between $180 million and $190 million primarily due to the expected non-cash acceleration of the recognition of land lease expense for certain leases

News Release continued:

(as described above). Further, Crown Castle adjusted its 2005 Outlook for interest expense from between $100 million and $110 million to between $108 million and $118 million based on the short-term delay in Crown Castle’s expected execution of certain refinancing activities until audited 2004 results are available.

The following tables set forth Crown Castle’s current 2005 Outlook (dollars in millions):

2005 Outlook
Site Rental Revenue	$570 to 580
Site Rental Cost of Operations	$180 to 190
Site Rental Gross Margin	$390 to 400
Adjusted EBITDA	$310 to 320
Interest Expense	$108 to 118
Sustaining Capital Expenditures	$10 to 14
Recurring Cash Flow	$185 to 200

Revenue Generating Capital Expenditures:
Revenue Enhancing on Existing Sites	$30 to 40
Land Purchases	$5 to 10
New Site Construction	$5 to 10
Total Revenue Generating Capital Expenditures	$40 to 60

Crown Castle’s 2005 Outlook for interest expense includes expected savings that may be achieved through refinancings and further debt reductions associated with the application of cash balances.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

Non-GAAP Financial Measures:

This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.

News Release continued:

Crown Castle defines Adjusted EBITDA as net income (loss) plus cumulative effect of change in accounting principle, income from discontinued operations, minority interests, provision for income taxes, interest expense, amortization of deferred financing costs and dividends on preferred stock, interest and other income (expense), depreciation, amortization and accretion, non-cash general and administrative compensation charges, asset write-down charges and restructuring charges (credits). Adjusted EBITDA is not intended as an alternative measure of operating results (as determined in accordance with Generally Accepted Accounting Principles (GAAP)). Adjusted EBITDA is presented as additional information because management believes it to be a useful indicator of the current financial performance of our core businesses. In addition, Adjusted EBITDA is the measure of current financial performance generally used in our debt covenant calculations.

Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or term of an asset. Recurring cash flow is not intended as an alternative measure of cash flow from operations (as determined in accordance with GAAP). Recurring cash flow is provided as additional information because management believes it to be useful in providing investors with a reasonable estimate of our cash flow available for discretionary investments (including expansion projects, improvements to existing sites, debt repayment, securities purchases and dividends) without reliance on additional borrowing or the use of our cash and cash equivalents.

Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures.

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures

Adjusted EBITDA for the year ending December 31, 2005 is forecasted as follows:

(in millions of dollars)	Full Year 2005 Outlook
Net income (loss)	$ (138.0) to (73.9)
Income from discontinued operations, net of tax	—
Minority interests	(1.0) to 4.0
Provision for income taxes	0.0 to 2.0
Interest expense and amortization of deferred financing costs	108.0 to 118.0
Interest and other income (expense)	19.8 to 23.8
Depreciation, amortization and accretion	253.2 to 283.2
Non-cash general and administrative compensation charges	12.0 to 14.0
Asset write-down charges	1.9 to 3.0
Restructuring charges (credits)	—

Adjusted EBITDA	$310.0 to 320.0

News Release continued:

Recurring Cash Flow for the year ending December 31, 2005 is forecasted as follows:

(In millions of dollars)	Full Year 2005 Outlook
Net cash provided by operating activities	$186.0 to 212.0
Add: Other adjustments(1)	$0.0 to 20.0
Less: Sustaining capital expenditures	$(10.0) to (14.0)

Recurring cash flow	$ 185.0 to $200.0

(1)	Other adjustments include adjustments for changes in assets and liabilities, excluding the effects of acquisitions, restructuring charges and provision for income taxes

Other Calculations

Sustaining Capital Expenditures for the year ending December 31, 2005 is forecasted as follows:

(In millions of dollars)	Full Year 2005 Outlook
Capital expenditures	$ 50.0 to 74.0
Less: Revenue enhancing on existing sites	$(30.0) to (40.0)
Less: Land purchases	$(5.0) to (10.0)
Less: New site construction	$(5.0) to (10.0)

Sustaining capital expenditures	$10.0 to 14.0

Site Rental Gross Margin for the year ending December 31, 2005 is forecasted as follows:

(In millions of dollars)	Full Year 2005 Outlook
Site rental revenue	$ 570.0 to 580.0
Less: Site rental cost of operations	$(180.0) to (190.0)

Site rental gross margin	$390.0 to $400.0

Recurring Cash Flow for the year ending December 31, 2005 is forecasted as follows:

(In millions of dollars)	Full Year 2005 Outlook
Adjusted EBITDA	$310.0 to 320.0
Less: Interest expense	$(108.0) to (118.0)
Less: Sustaining capital expenditures	$(10.0) to (14.0)

Recurring Cash Flow	$185.0 to $200.0

News Release continued:

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) the results and affect of any review of lease accounting, including any adjustments related to revenue or expense recognition or depreciation, (ii) timing of the lease accounting review, (iii) currency exchange rates, (iv) site rental revenue, (v) site rental cost of operations, (vi) site rental gross margin, (vii) Adjusted EBITDA, (viii) interest expense, (ix) sustaining capital expenditures, (x) recurring cash flow, (xi) revenue enhancing capital expenditures on existing sites, (xii) land purchases, (xiii) new site construction, (xiv) revenue generating capital expenditures, and (xv) refinancings and debt reductions. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

•	The loss, consolidation, network sharing or financial instability of any of our limited number of customers may materially decrease revenues.

•	An economic or wireless telecommunications industry slowdown may materially and adversely affect our business and the business of our customers.

•	Restrictive covenants on our debt instruments may limit our ability to take actions that may be in our best interests.

•	Our substantial level of indebtedness may adversely affect our ability to react to changes in our business and limit our ability to use debt to fund future capital needs.

•	We operate in a competitive industry and some of our competitors have significantly more resources or less debt than we do.

•	Technology changes may significantly reduce the demand for site leases and negatively impact our revenues.

•	2.5G/3G and other technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	We generally lease or sublease the land under our sites and towers and may not be able to extend these leases.

•	We may need additional financing, which may not be available, for strategic growth opportunities or contractual obligations.

•	Laws and regulations, which may change at any time and with which we may fail to comply, regulate our business.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•	We are heavily dependent on our senior management.

•	We may suffer from future claims if radio frequency emissions from wireless handsets or equipment on our sites and towers are demonstrated to cause negative health effects.

•	Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	Disputes with customers and suppliers may adversely affect results.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.